EXHIBIT (a)(1)(i)

Thomson

OFFER TO EXCHANGE OUTSTANDING OPTIONS UNDER THOMSON’S

DECEMBER 18, 2000 AND OCTOBER 12, 2001 STOCK OPTION PLANS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 7:00 P.M., PARIS TIME

(1:00 P.M., U.S. EASTERN STANDARD TIME), ON NOVEMBER 23, 2004,

UNLESS THE OFFER IS EXTENDED.

Pursuant to a resolution adopted by the Board of Directors on September 22, 2004, Thomson has conditionally granted to certain employees who hold options granted under the December 18, 2000 and/or October 12, 2001 Stock Options Plans (“Existing Options”) new options under the September 22, 2004 Stock Option Plan to subscribe for ordinary shares of the Company (“New Options”). The effectiveness of the conditional grant of New Options in respect of a particular employee referred to above (an “eligible employee”) is subject to the employee’s agreement to relinquish all of his or her contractual rights under the Existing Options and to have his or her contractual rights under such options cancelled. We are accordingly offering eligible employees the opportunity to exchange their contractual rights under their Existing Options for the contractual rights under the New Options and thereby make the grant of their New Options effective.

We are making this offer upon the terms and subject to the conditions described in this “Offer to Exchange” and in the related cover letters and attached Election Form (which together, as they may be amended from time to time, constitute the “offer”). References to “exchange” in the context of this offer mean the exchange of the contractual rights under Existing Options for the contractual rights under New Options, and references to “cancel” in the context of this offer mean the cancellation of the contractual rights under the Existing Options (each as described above). The term “Existing Option Plans” means the December 18, 2000 and October 12, 2001 Stock Option Plans, taken together.

Our ordinary shares, par value €3.75 per share (“Shares”), are listed on the Premier Marché of Euronext Paris S.A. and on the New York Stock Exchange in the form of ADSs under the ticker symbol “TMS”. On October 22, 2004, the closing price of our Shares on the Premier Marché of Euronext Paris S.A. was €17.49 per share, and the closing price of Thomson ADSs on the New York Stock Exchange was $22 per ADS. We recommend that you obtain current market quotations for our Shares before deciding whether to elect to exchange your options.

If you are an eligible employee based outside of the United States or France, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. However, it is only a summary, and we urge you to carefully read the remainder of this Offer to Exchange and the accompanying cover letters and attached Election Form because the information in this summary is not complete. You should also review the Guidelines to the September 22, 2004 Stock Option Plan, which have been sent to you along with this document. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.	WHAT OPTIONS ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all 4,397,400 options outstanding under either of the December 18, 2000 Stock Option Plan or the October 12, 2001 Stock Option Plan (“Existing Options”) that are held by eligible employees of Thomson and all of our consolidated subsidiaries who have been conditionally granted new options under the September 22, 2004 Stock Option Plan (“New Options”). (Section 1)

Q2.	WHY ARE WE MAKING THE OFFER?

This offer is an integral aspect of the key initiatives announced by the Board of Directors on July 22, 2004 to support the Group’s further development, to optimize its capital structure and to strengthen its management team. We have not granted employee stock options since October 2001, three years ago. We consider that the key initiatives announced on July 22, 2004 and the evolution of our Group’s strategy justify reincentivizing our employees to pursue our strategy. In addition, in light of stock market developments and the evolution of the market price for our Shares since the adoption of Thomson’s Existing Option Plans, all of the outstanding options granted under the Existing Option Plans have exercise prices that are substantially higher than the current and recent trading prices of our Shares. Thus, we are making this offer to exchange these options for compensatory purposes and to further incentivize our employees to deliver on our strategy.

Q3.	ARE THERE CONDITIONS TO THE OFFER?

The offer is subject to a number of conditions, including the conditions described in Section 6. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged. Each eligible employee must exchange all of his or her Existing Options in order for the conditional grant of his or her New Options to be effective.

Q4.	ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

You must be a current employee of Thomson or one of our consolidated subsidiaries and you must have been conditionally granted New Options under the offer. If you are not currently an employee of Thomson or one of our consolidated subsidiaries or if you are not employed on the date the offer expires, you will not be eligible to accept this offer. In addition, if you are a U.S. employee, in order to be eligible to accept this offer, you must not have been notified prior to the expiration of the offer that you are on layoff for purposes of the Thomson Inc. Severance Allowance Plan as in effect from time to time (whether or not you are entitled to benefits thereunder).

Q5.	WHEN WILL THE NEW OPTIONS VEST?

Each New Option will vest over a four-year period beginning September 22, 2004. On September 23, 2007, 50% of the options will vest. On September 23, 2008, the New Options will be fully vested. Each New Option will have a ten-year term that expires on September 22, 2014. Even if the options you exchange are partially vested, the New Options you receive will not be vested and will be subject to the new four-year vesting period.

Q6.	HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

The number of New Options being offered to each eligible employee to whom this offer is being made and the proportion they bear to that employee’s Existing Options varies individually among eligible employees. The exact number of Existing Options that you have now and that you would have if you accepted the offer is set forth in the enclosed Election Form.

Q7.	WHEN WILL I RECEIVE MY NEW OPTIONS?

Should you choose to exchange your Existing Options, we will send you a letter confirming the cancellation of your Existing Options and the grant of the New Options you have been awarded as promptly as practicable after the expiration of this offer. The New Options will be awarded with effect as of September 22, 2004, the conditional grant date of the New Options. (Section 5)

Q8.	WHAT IS THE EXERCISE PRICE OF THE NEW OPTIONS?

The New Options have an exercise price of €16.00. We recommend that you obtain current market quotations for our Shares before deciding whether to elect to exchange your options. (Section 8)

Q9.	WHAT IF I AM AN EMPLOYEE OF THOMSON WHEN THE OFFER EXPIRES, BUT NOT AN EMPLOYEE ON SEPTEMBER 23, 2007, WHEN THE NEW OPTIONS BEGIN TO VEST?

If for reasons other than retirement, permanent and definitive disability, or layoff (until the end of the layoff period only) you will not be an employee on September 23, 2007, when the New Options begin to vest, you will not be able to exercise the New Options.

•	Options granted under the December 18, 2000 Stock Option Plan are currently 50% vested and will be fully vested on the fourth anniversary of the grant date (December 19, 2004, March 17, 2005 or July 23, 2005, depending on the grant date).

•	Options granted under the October 12, 2001 Stock Option Plan are currently 50% vested and will be fully vested on October 13, 2005.

However, if you accept the offer, all your Existing Options will be cancelled. The New Options you receive will not vest at all before your employment ends. As a result, you will not be able to exercise the New Options. (See Question 12 below for the consequences of death on the vesting of the New Options.)

Q10.	WHEN WILL THE NEW OPTIONS EXPIRE?

The New Options will expire at 12:00 a.m., Paris Time, on September 23, 2014. (See Question 12 below for the effect death may have on the exercisability of the New Options.)

Q11.	HOW DOES A LEAVE OF ABSENCE IMPACT THIS OFFER?

A leave of absence will not have any impact on the number of Shares you may purchase under the New Options.

Q12.	WHAT HAPPENS TO MY OPTIONS IF I DIE?

At the time of death, any New Option granted may be exercised by the personal representative of one’s estate, the person(s) to whom one’s rights under the option have passed by will or applicable law, within six months after the date of death.

Q13.	WILL I HAVE TO WAIT LONGER TO PURCHASE SHARES UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

Yes. As described in more detail in the answer to Question 9 above, your Existing Options are already partially vested and will become fully vested in 2004 or 2005, depending on the plan under which they were granted. The New Options you receive will not be vested, even if the Existing Options you exchange are partially vested. You will not be able to exercise any of the New Options until September 23, 2007.

Q14.	IF I ELECT TO EXCHANGE EXISTING OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY EXISTING OPTIONS GRANTED UNDER BOTH EXISTING OPTION PLANS OR CAN I JUST EXCHANGE THOSE GRANTED UNDER ONE OF THEM?

If you have Existing Options granted under both the December 18, 2000 Stock Option Plan and the October 12, 2001 Stock Option Plan, then you must exchange all of your options under both of these plans. For example, if you have option grants at different exercise prices for the October 12, 2001 Stock Option Plan and the December 18, 2000 Stock Option Plan (€31.50 and €55.90, respectively) and you accept the offer, you must exchange both the €31.50 and €55.90 options.

Q15.	WHAT ARE THE RISKS IN EXCHANGING MY STOCK OPTIONS?

If you exchange your Existing Options for New Options, it is unlikely but nevertheless possible that you may benefit less than you may otherwise have benefited had you kept your Existing Options (if you benefit at all). This is because even though the exercise price of the New Options conditionally granted under the September 22, 2004 Stock Option Plan (€16.00) is substantially lower than the exercise prices of either the December 18, 2000 Stock Option Plan or the October 12, 2001 Stock Option Plan (€55.90 and €31.50, respectively), the New Options will not begin to vest until September 23, 2007, while the Existing Options are already 50% vested. (Options granted under the December 18, 2000 Stock Option will be fully vested on the fourth anniversary of the grant date, i.e. December 19, 2004, March 17, 2005 or July 23, 2005, depending on the grant date, and options granted under the October 12, 2001 Stock Option will be fully vested on October 13, 2005.)

This difference in vesting schedules between the Existing Option Plans and the September 22, 2004 Stock Option Plan in the potential context of substantial volatility in the market price of our Shares could conceivably result in situations where you could have exercised Existing Options but not New Options. For example, if the market price of our Shares were to rise above €31.50 between now and September 23, 2007, the date the New Options become 50% vested, but then fell below €16.00 after this date, you could have exercised Existing Options granted under the October 12, 2001 Stock Option Plan but would potentially not be able to exercise your New Options.

Q16.	WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

•	If you accept the offer and you are a citizen or resident of the United States, you should not recognize income for U.S. federal income tax purposes at the time of the exchange. You are strongly urged, however, to consult with your own tax advisor to determine the complete tax consequences of accepting the offer (particularly given recent legislation relating to the taxation of non-qualified deferred compensation). (Section 13)

•	If you accept this offer and you are a resident of France for French tax purposes, in accordance with Article 163 bis C of the French general tax code, holders of New Options are eligible for special treatment with respect to taxation, social security payments and contributions. (Section 13)

In particular, the acquisition gain may be taxed, at the time of sale of the Shares, at a more favourable rate than wages and salaries and is not subject to social security charges. The acquisition gain is equal to the difference between (i) the first quoted price of the shares on the exercise date of the option, and (ii) the exercise price of the option. For purposes of calculation of the acquisition gain subject to reduced taxation, this exercise price should be increased, as the case may be, by the portion of the excess of (x) the average stock exchange value of the shares measured over the 20 trading days preceding the date of grant of the option (the “Average Stock Value”) over (y) the exercise price of the options exceeding 5% of the Average Stock Value. This portion, if any, is subject to tax on the exercise date of the option, in the wages and salaries category, and to social security charges.

The special treatment described above applies only to Shares acquired through the exercise of the New Options and held in registered form if such Shares are sold no earlier than four years after the date of the grant of the New Options (except, subject to certain conditions, in case of death, termination, illness, or retirement during this period). We recommend, however, that you consult with your own tax advisor to determine the complete tax consequences of accepting the offer.

•	This Offer to Exchange does not discuss the tax consequences of the offer in any countries other than the United States and France. If you are an eligible employee located outside of the United States or France, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

Q17.	WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS FOR U.S. FEDERAL INCOME TAX PURPOSES?

No. Like the Existing Options, New Options are intended to be non-qualified stock options and not incentive stock options for U.S. federal income tax purposes. (Section 13)

Q18.	WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON THOMSON?

Existing Options relinquished in exchange for New Options will be cancelled for eligible employees who accept this offer to exchange.

Under French GAAP, Thomson will not record any compensation expense related to the proposed exchange offer. Thomson does not expect the adoption of IFRS to change this accounting treatment.

Under U.S. GAAP, Thomson will record compensation expense as a result of the offer and the New Options issued in exchange for Existing Options will be treated as variable awards. This means that, at inception, Thomson will record compensation expense with respect to the New Options issued in exchange for Existing Options equal to the difference between the underlying stock market price as of the grant date and the exercise price of the option, if positive. Then, at each balance sheet date and until the New Options are exercised, forfeited or expired (the term of the New Options being longer than that of the Existing Options), we will be required to account for any increases and decreases in the price of our Shares in compensation expense, except to the extent that such changes result in an accumulated negative compensation expense. (Section 11)

Q19.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

The offer expires on November 23, 2004, at 7:00 p.m. Paris Time (1:00 p.m. U.S. Eastern Standard Time), unless we extend it.

Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce or otherwise give you written or electronic notice of the extension no later than 3:00 p.m., Paris Time (9:00 a.m., U.S. Eastern Standard Time), on November 24, 2004. (Section 14)

Q20.	WHAT DO I NEED TO DO?

Whether you accept the offer or not, you need to make your election and sign the Election Form and deliver it before 7:00 p.m. Paris Time (1:00 p.m. U.S. Eastern Standard Time), on November 23, 2004, through Federal Express, DHL or another courier service (at the Company’s expense) using the enclosed envelope, to:

Thomson

Bella Jacquet

46 quai A. Le Gallo

92648 Boulogne Cedex

France

If you have questions about delivery, you may contact:

•	For North and South America: Chris O’Bryhim (+1 317 587 3766)

•	For Asia: Chew Swee Chiang (+852 2686 0378)

•	For Europe: Laurent Fenart (+33 1 41 86 68 65)

You should review the Offer to Exchange, the cover letters and the attached Election Form, and the Guidelines to the September 22, 2004 Stock Option Plan before making your election. We will only accept a paper copy of your Election Form. Delivery by email will not be accepted.

If we extend the offer beyond November 23, 2004, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any elections to exchange to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to exchange the options in your jurisdiction. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options as promptly as practicable after the offer expires. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer.

If you cannot deliver your Election Form to Bella Jacquet at the address above, then you should contact either Bella Jacquet at +33 1 4186 5203 or Dominique Michal at +1 818 260 3864, or send an e-mail to stockopadmin@thomson.net.

Q21.	DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

You may change your previous election at any time before 7:00 p.m. Paris Time (1:00 p.m. U.S. Eastern Standard Time), on November 23, 2004. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver, before the offer expires, a Change in Election Form via Federal Express, DHL or another courier service (at the Company’s expense) in the enclosed envelope to:

Thomson

Bella Jacquet

46 qúai A. Le Gallo

92648 Boulogne Cedex

France

You may change your election more than once. (Section 4)

Q22.	WHAT HAPPENS TO MY EXISTING OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY ELECTION TO EXCHANGE IS NOT ACCEPTED FOR EXCHANGE?

Nothing. If you do not accept the offer, or if we do not accept your election to exchange, you will keep all of your Existing Options, and you will not receive any New Options. In this case, no changes will be made to your Existing Options.

Q23.	WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

The Board of Directors has approved this offer, but neither we nor our Board of Directors makes any recommendation as to whether you should exchange or refrain from exchanging your Existing Options. You must make your own decision whether or not to tender Existing Options, and you should consult with your personal advisors if you have questions about your financial or tax situation.

Q24.	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact:

•	For North and South America: Chris O’Bryhim (+1 317 587 3766)

•	For Asia: Chew Swee Chiang (+852 2686 0378)

•	For Europe: Laurent Fenart (+33 1 41 86 68 65)

If your local representative is unavailable, you may also contact either Bella Jacquet at +33 1 4186 5203 or Dominique Michal at +1 818 260 3864, or send an e-mail to stockopadmin@thomson.net.

THE OFFER

1.	NUMBER OF OPTIONS; VESTING PERIOD AND EXPIRATION DATE.

We are offering to exchange all 4,397,400 existing options that are outstanding under either of the December 18, 2000 Stock Option Plan or the October 12, 2001 Stock Option Plan (“Existing Options”) held by eligible employees of Thomson and its consolidated subsidiaries who have been conditionally granted new options under the September 22, 2004 Stock Option Plan subject to surrendering their Existing Options (“New Options”).

You must exchange all of your Existing Options. We will not accept partial exchanges. Our offer is subject to the terms and conditions described in this Offer to Exchange, and the cover letters and attached Election Form. We will only accept elections to exchange that are properly made and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the offer expires on the “expiration date” as defined below.

The number of New Options (and Shares for which they are exercisable) being offered to each eligible employee and the proportion they bear to that eligible employee’s Existing Options varies individually among eligible employees. The exact number of Existing Options that you have now and the exact number of New Options that you would have if you accepted the offer is set forth in the enclosed Election Form. All New Options are being offered (and have been conditionally granted) under the September 22, 2004 Stock Option Plan and will be subject to its terms and conditions. You should review the Guidelines for the September 22, 2004 Stock Option Plan, which have been sent to you along with this document.

Each New Option will vest over a four-year period beginning September 22, 2004. On September 23, 2007, 50% of the options will vest. On September 23, 2008, the New Options will be fully vested. Each New Option has a ten-year term that expires on September 22, 2014. Even if the options you exchange are partially vested, the New Options you receive will not be vested and will be subject to the new four-year vesting period.

The term “expiration date” means 7:00 p.m. Paris Time (1:00 p.m. U.S. Eastern Standard Time), on November 23, 2004, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term “expiration date” will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, amend and terminate the offer.

2.	PURPOSE OF THE OFFER.

We believe that the key initiatives announced by the Board of Directors on July 22, 2004 will enable the Group to further develop, optimize its capital structure, and strengthen its management team. This offer is an integral aspect of the key initiatives. We have not granted employee stock options since October 2001, three years ago. We consider that the key initiatives announced on July 22, 2004 and the evolution of our Group’s strategy justify reincentivizing our employees to pursue our strategy. In addition, in light of stock market developments and the evolution of the market price for our Shares since the adoption of Thomson’s Existing Option Plans, all of the outstanding options granted under the Existing Option Plans have exercise prices that are substantially higher than the current and recent trading prices of our Shares. Thus, we are making this offer to exchange these options for compensatory purposes and to further incentivize our employees to deliver on our strategy.

The other key initiatives announced by the Board of Directors included:

•	a $500 million strategic investment in Thomson by Silver Lake Partners, an investment firm that specializes in large equity investments in leading technology companies (Section 10);

•	a €400 million share buy-back program to be executed over an 18-month period through open market purchases; 1.07 million shares had been bought back as of October 21, 2004;

•	an offer of a maximum of 15 million warrants (bons d’acquisition ou de souscription d’actions) to individual shareholders meeting certain pre-defined conditions, of which more than 12.4 million warrants, each having an exercise price of €16 per Share, were subscribed; and

•	the naming of Frank E. Dangeard to the position of Chairman and Chief Executive Officer (Président-Directeur Général).

Except as otherwise described in this Offer to Exchange or in our filings or submissions with the SEC, we presently have no plans or proposals that relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

•	purchase or sale of a material amount of our assets or any subsidiary’s assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our Shares being delisted from any national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our Shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

•	the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the Existing Option Plans; or

•	change our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

The Board of Directors has approved this offer, but neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your Existing Options. You must make your own decision whether or not to exchange your Existing Options, and you should consult with your personal advisors if you have questions about your financial or tax situation.

3.	PROCEDURES.

Making Your Election. To accept or reject this offer, you must make your election, sign and deliver the Election Form and send it, before the offer expires, via Federal Express, DHL or another courier service (at the Company’s expense) in the enclosed envelope to:

Thomson

Bella Jacquet

46 quai A. Le Gallo

92648 Boulogne Cedex

France

We will only accept a paper copy of your Election Form.

Determination of Validity; Rejection of Election Forms; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Change in Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Change in Election Forms to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept such elections to exchange. Otherwise, we will accept elections to exchange that are properly and timely made and that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or Change in Election Form with respect to any particular options or any particular option holder. No form will be properly returned until all defects or irregularities have been cured by the option holder returning the form or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the return of any forms, and no one will be liable for failing to give notice of any defects or irregularities.

If you elect to exchange your Existing Options and you return your Election Form (or Change in Election Form) according to the procedures described above, you will accept the terms and conditions of the offer.

Subject to our rights to extend and terminate the offer, we currently expect that we will accept promptly after the expiration of the offer all properly returned elections to exchange that have not been validly withdrawn.

4.	CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4. If you elect to accept the offer and exchange your Existing Options and you later want to change your election to reject the offer, you must reject the offer with respect to all your Existing Options. No partial rejections will be accepted. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange your options, you must accept the offer with respect to all your Existing Options. We will only accept a paper copy of your Change in Election Form.

You may change your election at any time before 7:00 p.m. Paris Time (1:00 p.m. U.S. Eastern Standard Time), on November 23, 2004. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer. In addition, unless we accept the options you elected to exchange and cancel before 7:00 p.m. Paris Time (1:00 p.m. U.S. Eastern Standard Time), on December 21, 2004 you may withdraw your election to exchange at any time after December 21, 2004. However, as discussed in more detail in Section 5 below, we currently expect to accept all properly exchanged options as promptly as practicable following November 23, 2004, the expiration date of the offer.

To change your election, you must deliver, before the offer expires, a Change in Election Form via Federal Express, DHL or another courier service (at the Company’s expense) in the enclosed envelope to:

Thomson

Bella Jacquet

46 quai A. Le Gallo

92648 Boulogne Cedex

France

The Change in Election Form must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Change in Election Forms. Our determinations of these matters will be final and binding.

5.	ACCEPTANCE OF ELECTIONS TO EXCHANGE AND AWARDING OF NEW OPTIONS.

On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely accept elections for exchange, and cancel all Existing Options relating to elections to exchange that are properly made and not validly withdrawn before the expiration date. The New Options will be granted with effect as of September 22, 2004.

Exchange of your Existing Options will entitle you to receive the number of New Options set forth on the Election Form. If you are not currently an employee of Thomson or one of our consolidated subsidiaries or are no longer employed at the expiration date of this offer, you will not be eligible to accept this offer. In addition, if you are a U.S. employee, in order to be eligible to accept this offer, you must not have been notified prior to expiration of the offer that you are on layoff for purposes of the Thomson Inc. Severance Allowance Plan as in effect from time to time (whether or not you are entitled to benefits thereunder).

After we accept elections to exchange, we will send each eligible employee who accepted the offer (and who did not properly withdraw his or her acceptance of the offer as of the expiration date) a letter confirming the cancellation of his or her Existing Options and the grant of the New Options that we have awarded to the eligible employee. We will also send to each eligible employee who rejected the offer (and who did not properly change his or her election to “accept” as of the expiration date) a letter confirming his or her rejection of the offer.

6.	CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the offer and subject to applicable laws, we will not be required to accept any elections to exchange, and we may terminate or amend the offer, or postpone our acceptance of any elections to exchange (and cancellation of any options), in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after October 25, 2004 and before the expiration date, any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept elections to exchange (and to cancel options):

•	any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the cancellation of some or all of the Existing Options, the effective granting of New Options, or otherwise relates to the offer; or

•	any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(a)	make it illegal for us to cancel some or all of the Existing Options or to effectively grant some or all of the New Options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer; or

(b)	delay or restrict our ability, or render us unable, to accept elections to exchange and cancel Existing Options or to effectively grant New Options for some or all of the exchanged Existing Options.

Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7.	PRICE RANGE OF OUR SHARES/AMERICAN DEPOSITORY RECEIPTS

Our Shares are listed on Euronext Paris, S.A. and our American Depository Shares (“ADSs”) are listed on the New York Stock Exchange. The following table shows, for the periods indicated, the high and low sales prices per share of our Shares as reported by Euronext Paris (in euros) and our ADSs as reported by the NYSE (in U.S. dollars).

Shares—Euronext Paris

	High	Low
	(in euros)
Fiscal Year 2004
First Quarter	18.46	13.99
Second Quarter	16.76	14.79
Third Quarter	16.86	14.21
Fiscal Year 2003
First Quarter	18.12	9.25
Second Quarter	16.40	9.93
Third Quarter	18.20	12.95
Fourth Quarter	19.20	14.86
Fiscal Year 2002
First Quarter	37.15	28.50
Second Quarter	35.90	20.40
Third Quarter	26.45	15.15
Fourth Quarter	23.58	12.05

ADSs—NYSE
	High	Low
	(in dollars)
Fiscal Year 2004
First Quarter	23.01	17.36
Second Quarter	20.10	17.76
Third Quarter	21.01	17.65

	High	Low
	(in euros)
Fiscal Year 2003
First Quarter	18.64	10.23
Second Quarter	18.95	11.13
Third Quarter	19.57	15.08
Fourth Quarter	22.37	17.48
Fiscal Year 2002
First Quarter	32.98	24.90
Second Quarter	31.20	20.85
Third Quarter	25.78	15.00
Fourth Quarter	23.07	12.12

As of October 22, 2004, the last reported sale price of our Shares, as reported by Euronext Paris, S.A., was €17.49 per share. As of October 22, 2004, the last reported sale price of our ADSs, as reported by the NYSE, was $22 per ADSs.

We recommend that you obtain current market quotations for our Shares and ADSs before deciding whether to elect to exchange your options.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration. The number of New Options being offered to each eligible employee and the proportion they bear to that employee’s Existing Options varies individually among employees. The exact number of Existing Options that you have now and the exact number of New Options that you would have if you accepted the offer is set forth in the enclosed Election Form.

If we receive and accept elections to exchange relating to all 4,397,400 outstanding Existing Options held by eligible employees in this offer, our aggregate grant of 6,941,490 New Options to subscribe for a total of 6,941,490 of our Shares will become effective. Based on the foregoing assumption, the Shares to be subscribed for by eligible employees upon exercise of our New Options granted to eligible employees worldwide would equal, after giving effect to the dilutive impact of the issuance of new Shares to be subscribed by eligible employees, approximately 2.5% of our total Shares outstanding as of October 22, 2004.

Terms of New Options. The New Options have been conditionally granted under the September 22, 2004 Stock Option Plan. Except with respect to:

•	the exercise price,

•	the date that vesting and exercisability begins,

•	the expiration date,

•	effect of retirement on exercisability,

and as otherwise specified in this offer, the terms and conditions of the New Options are substantially the same as the terms and conditions of the Existing Options.

The granting of New Options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

The following description of the September 22, 2004 Stock Option Plan is a summary and is not complete. Complete information about the September 22, 2004 Stock Option Plan and the New Options is included in the Guidelines to the September 22, 2004 Stock Option Plan, which have been sent to you along with this document.

Should you need copies of the Guidelines to either or both of the Existing Option Plans, which were sent to you at the time of the grant(s) of your Existing Options, please contact either Bella Jacquet at +33 1 4186 5203 or Dominique Michal at +1 818 260 3864, or send your request by e-mail to stockopadmin@thomson.net. Copies will be provided promptly and at our expense.

General. As of October 25, 2004, the maximum number of our Shares we can issue or deliver in connection with outstanding options granted under and pursuant to the December 18, 2000 Stock Option Plan and the October 12, 2001 Stock Option Plan, respectively, was 2,180,400 Shares and 2,217,000 Shares. Both the December 18, 2000 Stock Option Plan and the October 12, 2001 Stock Option Plan permit us to grant nonqualified options, which are options that do not qualify as incentive options for U.S. federal income taxation purposes. The New Options are also not intended to qualify as incentive stock options.

Administration. The Board of Directors has appointed Credit Commercial de France to administer and manage the individual options under the September 22, 2004 Stock Option Plan. The Board may remove the Plan Administrator at any time.

Term. The New Options conditionally granted under the September 22, 2004 Stock Option Plan have a term that expires at 12:00 a.m., Paris Time, on September 23, 2014.

Termination. Except as the September 22, 2004 Stock Option Plan otherwise provides, the New Options will terminate immediately following termination of your employment for any reason whatsoever, except in the case of retirement, permanent and definitive disability, or your receipt of notice that you are under layoff (until the end of the layoff period only, at which point your New Options will become null and void).

At the time of your death, any New Options granted may be exercised by the personal representative/executor of your estate, the person(s) to whom your rights under the New Options have passed by will or applicable law, within six months after the date of your death.

In addition, your New Options may terminate following the occurrence of a “Change in Control” as described in the Guidelines to the September 22, 2004 Stock Option Plan.

Exercise Price. The New Options have an exercise price of €16.00 per Share.

Vesting and Exercise. Each New Option will vest over a four-year period beginning September 22, 2004.

•	On September 23, 2007, 50% of the New Options will vest. On September 23, 2008, the New Options will be fully vested.

•	Each New Option has a ten-year term that expires on September 22, 2014. Even if the options you exchange are partially vested, the New Options you receive are not vested and will be subject to the new four-year vesting period.

Tax Consequences. You should refer to Section 13 for a discussion of the U.S. and French income tax consequences of the New Options and the Existing Options, as well as the consequences of accepting or rejecting the New Options under this offer to exchange. If you are an employee located outside of the United States or France, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

9.	INFORMATION ABOUT THOMSON

General. Thomson is a leading provider of technological solutions and services for integrated media and entertainment companies. Capitalizing on and developing its leading positions at the intersection of entertainment, media and technology, Thomson proposes complete solutions to content providers, network operators, manufacturers and distributors under the Technicolor ® , Grass Valley ® , Thomson ® and RCA ® brands.

Thomson is a French corporation ( société anonyme ) with a Board of Directors, governed by Title II of the French Commercial Code pertaining to corporations and by all laws and regulations pertaining to French corporations. Thomson was formed on August 24, 1985. Our principal corporate offices are located in Boulogne-Billancourt, France. Our Shares is listed on Euronext Paris, S.A., and American Depositary Shares, each representing one Share, are listed on the New York Stock Exchange.

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of October 25, 2004, our executive officers and directors as a group held 1,016,300 Existing Options subject to this offer outstanding under the December 18, 2000 Stock Option Plan to purchase a total of 1,016,300 Shares. At this same date, our executive officers and directors held 791,900 Existing Options subject to this offer outstanding under the October 12, 2001 Stock Option Plan to purchase a total of 791,900 Shares.

Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of us or our directors or executive officers, engaged in transactions involving options under the Existing Option Plans during the 60 days prior to this Offer to Exchange.

Except for outstanding options to purchase Shares granted pursuant to the Existing Option Plans, and except as set forth in this offer, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to this offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer, disposition or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, or the pledge of any of our securities).

As discussed in Section 2, Silver Lake Partners has made a $500 million strategic investment in Thomson in the form of privately-held subordinated bonds convertible/exchangeable into Shares after an 18-month period. (Other than as part of a syndication, and subject to certain exceptions, the bonds are not transferable without the approval of Thomson and hedging of the bonds is not permitted.) Shares received upon conversion would be subject to certain selling restrictions. On an as converted basis, Silver Lake Partners would hold approximately 7.5% of Thomson’s share capital.

Please see Item 6 (“Directors, Senior Management and Employees”) and Item 7 (“Major Shareholders and Related Party Transactions”) of our Annual Report on Form 20-F for the fiscal year ended December 31, 2003, filed with the SEC on June 29, 2004 for additional information regarding our directors, executive officers and shareholders and transactions with them and other related parties.

11.	STATUS OF EXISTING OPTIONS RELINQUISHED IN EXCHANGE FOR NEW OPTIONS; ACCOUNTING CONSEQUENCES OF THE OFFER.

Existing Options relinquished in exchange for New Options will be cancelled for eligible employees who accept this offer to exchange.

Under French GAAP, Thomson will not record any compensation expense related to the proposed exchange offer. Thomson does not expect the adoption of IFRS to change this accounting treatment.

Under U.S. GAAP, Thomson will record compensation expense as a result of the offer and the New Options issued in exchange for Existing Options will be treated as variable awards. This means that, at inception, Thomson will record compensation expense with respect to the New Options issued in exchange for Existing Options equal to the difference between the underlying stock market price as of the grant date and the exercise price of the option, if positive. Then, at each balance sheet date and until the New Options are exercised, forfeited or expired (the term of the New Options being longer than that of the Existing Options), we will be required to account for any increases and decreases in the price of our Shares in compensation expense, except to the extent that such changes result in an accumulated negative compensation expense.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of elections to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept elections to exchange Existing Options and to effectively grant New Options is subject to conditions, including the conditions described in Section 6.

13.	MATERIAL U.S. FEDERAL AND FRENCH INCOME TAX CONSEQUENCES.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed Treasury Regulations and administrative and judicial interpretations all as in effect as of the date of the offer. These laws are subject to change, possibly on a retroactive basis. This section is addressed only to employees of Thomson who are citizens or residents of the United States and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.

If you exchange outstanding stock options for New Options, you should not recognize gain or loss for federal income tax purposes at the time of the exchange.

Like the options granted under each of the December 18, 2000 Stock Option Plan and the October 12, 2001 Stock Option Plan, the New Options granted under the September 22, 2004 Stock Option Plan are intended to be nonqualified stock options. Under current law, you should not recognize taxable income upon the grant of a New Option. However, when you exercise the New Option, the difference between the exercise price of the New Option and the fair market value of the Shares subject to the New Option on the date of exercise should be treated as taxable compensation income to you, which will be subject to withholding of income and employment taxes at that time.

We should be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements. You will have a tax basis in the Shares equal to the sum of the exercise price of the New Option and the amount treated as taxable compensation.

The subsequent sale of the Shares acquired pursuant to the exercise of a New Option generally will give rise to capital gain or loss equal to the difference between the sale price and your adjusted tax basis in the shares. Capital gains or losses will be treated as long term capital gains or losses if you held the Shares for more than one year following exercise of the option. Long-term capital gain recognized before January 1, 2009 generally will be taxed at a maximum rate of 15%. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. You should consult Thomson’s annual report on Form 20-F for an additional discussion of the U.S. federal income tax consequences of owning our Shares.

For employees who are eligible to participate in the offer, special considerations may apply, and additional information has been provided to these employees separately.

Legislation was recently passed by the U.S. Congress, which was signed into law by the President on October 22, 2004, relating to the taxation of nonqualified deferred compensation. At this time, it is not clear to what extent options that are granted with an exercise price which is less than the market value of the underlying stock on the date of grant (such as the New Options) would be subject to such new legislation. Accordingly, you are strongly urged to consult your tax advisor in light of such legislation and your individual circumstances.

In addition, we recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

Material French Income Tax Consequences

The following is a general description of the material French income tax consequences of the grant of New Options under the offer. The following is based on the existing French statutes, regulations and administrative interpretations all as in effect as of the date of the offer. These are subject to change, possibly on a retroactive basis. This section deals only with employees of Thomson who are residents of France for French tax purposes and does not address all of the tax consequences that may be relevant to you in light of your particular circumstances.

•	Tax consequences for holders of Existing Options of relinquishing their contractual rights under the outstanding Existing Options:

If you relinquish all of your rights under the outstanding Existing Options, you will not recognize gain or loss for French income tax purposes at the time of relinquishing because the outstanding Existing Options to be relinquished have exercise prices that are substantially higher than the current and recent trading prices of the shares of the Company which results in the Existing Options having a nil current value.

•	Tax consequences of the grant of New Options:

Under current law, you will not recognize taxable income upon the grant of New Options.

•	Tax consequences of the exercise of New Options:

When you exercise the New Options, if the difference between (x) the average stock exchange value of the Shares measured over the 20 trading days preceding the date of grant of the New Options (the “Average Stock Value”) over (y) the exercise price of the New Options exceeds 5% of the Average Stock Value (the “Discount”), which is not the case in the present offer, the portion of the Discount exceeding 5% will be treated as taxable income to you at the time that the New Options are exercised, in the wage and salaries category, and will be subject to social security charges, the Contribution Sociale Généralisée and the Contribution au Remboursement de la Dette Sociale.

If the Discount does not exceed 5%, which is the case in the present offer, you will not recognize taxable income upon the exercise of the New Options.

•	Tax consequences of the sale of the Shares obtained upon exercise of the New Options:

The subsequent sale of the Shares acquired pursuant to the exercise of New Options generally will give rise to capital gain or loss.

Under the provisions of Article 163 bis C of the French general tax code, holders of New Options issued in accordance with articles L. 225-177 to L. 225-186 of the Code de Commerce are eligible for a special treatment with respect to taxation, social security payments and contributions.

In particular, the acquisition gain may be taxed, at the time of sale of the Shares, at the rate of 30% (plus 11% of social surcharges) for the fraction of such acquisition gain not exceeding 152,500 euros and 40% (plus 11% of social surcharges) for the fraction of such acquisition gain exceeding 152,500 euros, and is not subject to social security charges. For French tax purposes, the acquisition gain is equal to the difference between (x) the first quoted price of the Shares on the exercise date of the New Options and (y) the exercise price of the New Options increased, as the case may be, by the portion of the Discount subject to tax on the exercise date of the New Option (which is not the case in the present offer), as discussed above in “Tax consequences of the exercise of New Options”.

The special treatment applies only to Shares acquired through the exercise of New Options and held in registered form if the sale of such Shares occurs after a four-year period following the date of the grant of New Options (except, subject to certain conditions, in case of death, termination, illness, or retirement during this period).

If the above conditions are not met, the employee’s New Options will not qualify for such special treatment and, in particular, the acquisition gain will be subject to tax as salary income and subject to social security charges.

If the above conditions are met, the above rates are further reduced respectively to 16% (plus 11% of social surcharges) and 30% (plus 11% of social surcharges) when the Shares are held for an additional two-year period beyond the above four-year holding period.

As for the gain realized upon the sale of the Shares, which is equal to difference between (x) the sale price of the Shares and (y) the first quoted price of the Shares on the exercise date of the New Option, such gain will be treated as capital gain and subject, as from the first euro, to normal capital gains tax, at the time of sale of the Shares, at a rate currently set at 16%, if the total sale of securities, business assets or similar securities exceeds, for the year in question, per household, a threshold that is currently set at €15,000.

Under the same conditions as those with respect to the annual amount of sales of securities, such capital gain is also subject to:

•	The general social security contribution of 8.2%, 5.1% of which is not deductible from taxable income for the year in which it is paid;

•	The contribution for repayment of the social debt of 0.5%, which is not deductible for income tax purposes;

•	The social security charge of 2%, which is not deductible for income tax purposes; and

•	The contribution of 0.3%, which is in addition to the social security charge of 2%, and is not deductible from the income tax base.

•	Tax consequences of the ownership of Shares:

You should consult Thomson’s annual report on Form 20-F for an additional discussion of the French tax consequences of owing our Shares.

The attention of holders of Existing Options is called, however, to the provisions of the July 30, 2004 French Social Insurance Reform Law which provides for (i) an increase by 0.7% of the rate of the existing general social security contribution, and (ii) the application of an additional social contribution of 0.3% to the existing 2% social security deduction. As a result of such modifications, as from January 2004, dividends, increased in 2004 by the amount of the avoir fiscal if any, and capital gains are subject, in addition to personal income tax, to:

•	The general social security contribution of 8.2%, 5.1% of which is deductible from taxable income for the year in which it is paid;

•	The contribution for repayment of the social debt of 0.5%, which is not deductible for income tax purposes;

•	The social security deduction of 2%, which is not deductible for income tax purposes; and

•	The contribution of 0.3%, which is in addition to the social security deduction of 2%, and is not deductible from the income tax base.

The attention of holders of Existing Options is called further to the provisions of the French 2004 Finance Law which modified the tax regime applicable to distributions on or after January 1, 2005. As a result of such modifications:

•	The avoir fiscal available to individual shareholders will be eliminated with respect to dividends paid as from January 1, 2005;

•	Individuals will benefit from a tax allowance (abattement) equal to 50% of the amount of dividends paid, which will be applied before the standardized deduction of €1,220 for single or divorced taxpayers, widows or widowers or spouses filing separate returns or €2,440 for taxpayers filing joint returns;

•	A tax credit equal to 50% of the taxed amounts will be put in place for individuals, capped at €115 for single or divorced taxpayers, widows or widowers or spouses filing separate returns and at €230 for taxpayers filing joint returns;

•	The French equalization tax (précompte) is eliminated with respect to distributions made on or after January 1, 2005. However, an exceptional tax of 25% is payable in respect of the net amount of distributions made in 2005 out of income not subject to corporate tax at the standard rate or income realized in fiscal years ended more than five years before the distribution; this tax gives rise to a credit in an equal amount, a third of which is deductible annually from the corporate tax due in each of the following three fiscal years and the excess, if any, is refundable.

We recommend that you consult your own tax advisor with respect to the French tax consequences of participating in the offer.

If you are an eligible employee located outside of the United States or France, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

14.	EXTENSION OF OFFER; TERMINATION.

We may at any time and from time to time, in our discretion, extend the period of time during which the offer is open and delay accepting any elections to exchange by disseminating notice of the extension to eligible employees by public announcement, written or electronic notice. If we extend the offer, we must provide notice of the extension no later than 3:00 p.m., Paris Time (9:00 a.m., U.S. Eastern Standard Time), on the next business day after the last previously scheduled or announced expiration date.

In addition, prior to the expiration of the offer we may, subject to applicable laws, terminate or amend the offer or postpone accepting elections to exchange (and canceling any Existing Options) if any of the conditions specified in Section 6 occur. In order to terminate the offer or to postpone accepting or canceling Existing Options, we must disseminate notice to eligible employees by public announcement, written or electronic notice. Our right to delay accepting elections to exchange and canceling Existing Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the exchanged options promptly after we terminate or withdraw the offer.

If we materially change the offer or the information about the offer, we will disseminate disclosure of the change to eligible employees and extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the offer or information about the offer will depend on the facts and circumstances.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for asking eligible employees to exchange their Existing Options under this offer.

16.	ADDITIONAL INFORMATION.

This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to exchange your options.

The SEC file number for the Schedule TO and the other materials we have filed with or furnished to the SEC pursuant to the U.S. Securities and Exchange Act of 1934 is 001-14974. These materials include our Annual Report on Form 20-F for our fiscal year ended December 31, 2003, including financial statements for the year ended December 31, 2003, filed with the SEC on June 29, 2004; and our Reports of Foreign Issuer on Form 6-K, including that furnished to the SEC on August 4, 2004 comprising our unaudited consolidated financial statements for the six months ended June 30, 2004 and that furnished to the SEC on October 21, 2004 comprising our unaudited consolidated sales for the three months ended September 30, 2004. These documents may be examined, and copies may be obtained, at the SEC public reference room:

450 Fifth Street, N.W.

Room 1200

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at 1-202-942-8090.

Our SEC filings since October 28, 2002 are also available to the public on the SEC’s Internet site at http://www.sec.gov.

We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Thomson

Attn: Marie-Ange Debon-Jay

46, quai Alphonse Le Gallo

92648 Boulogne Cedex, France

or by telephoning us at +33 (0)1 41 86 50 00 between the hours of 9:00 a.m. and 5:00 p.m., Paris Time.

As you read the documents listed in Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Thomson should be read together with the information contained in the documents to which we have referred you.

17.	FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

In order to utilize the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, we are providing the following cautionary statement. This Offer to Exchange contains certain forward-looking statements with respect to our financial condition, results of operations and business and certain of our plans and objectives. These statements are based on management’s current expectations and beliefs in light of the information currently available and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to statements that are forward-looking by reason of context, other forward-looking statements may be identified by use of the terms “may”, “will”, “should”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “projects”, “predicts” and “continue” and similar expressions identify forward-looking statements. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that are anticipated to occur in the future. Such statements are also subject to assumptions concerning, among other things: our anticipated business strategies; our intention to introduce new products; anticipated trends in our business; and our ability to continue to control costs and maintain quality. We caution that these statements may, and often do, vary from actual results and the differences between these statements and actual results can be material.

Some of the factors that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statements are:

•	our ability to design, develop and sell innovative products and services, which are offered in highly competitive markets characterized by rapid technology changes and subjective and changing consumer preferences;

•	economic conditions, including consumer spending, in countries in which our hardware devices and services are sold or patents licensed, particularly in the United States, Europe,

Asia and, through TTE, our joint venture with TCL International, and certain other partnerships and joint ventures that we may not control;

•	our ability to protect our patents and other intellectual property rights and the outcome of any claims against us for the alleged infringement of third parties’ intellectual property rights;

•	general economic trends, changes in raw materials and employee costs and political and social uncertainty in markets where we manufacture goods, purchase components and finished goods and license patents, particularly in Latin America and Asia;

•	increased competition in video technologies, components, systems and services and finished products and services sold to consumers and professionals in the entertainment and media industries;

•	force majeure risks, especially related to our just-in-time inventory, supply, and distribution policy;

•	challenges inherent in our repositioning strategy;

•	the success of TTE, and the success of certain other partnerships and joint ventures that we may not control, as well as future business acquisitions, combinations or dispositions; technological advancements in the entertainment and media industries;

•	changes in exchange rates, notably between the euro and the U.S. dollar, Japanese yen, Chinese yuan, Canadian dollar, Mexican peso and Polish zloty and the British pound;

•	warranty claims, product recalls or litigation that exceed or are not covered by our available insurance coverage;

•	our failure to maintain over the long term contractual arrangements with our customers, or material adverse changes in the financial condition or creditworthiness of our key customers and clients; and

•	capital and financial market conditions, prevailing interest rates and availability of financing.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of them in light of new information or future events. We advise you to consult any documents we may file or furnish with the SEC, including our Annual Report on Form 20-F for the year ended December 31, 2003, and our Reports of Foreign Private Issuer on Form 6-K, including that furnished to the SEC on August 4, 2004 comprising our unaudited consolidated financial statements for the six months ended June 30, 2004 and that furnished to the SEC on October 21, 2004 comprising our unaudited consolidated results for the three months ended September 30, 2004.

If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the eligible employees residing in that jurisdiction.

The Board of Directors has approved this offer, but neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from exchanging your Existing Options. You must make your own decision whether or not to exchange your Existing Options, and you should consult with your personal advisors if you have questions about your financial or tax situation. The information about this offer from Thomson is limited to this document and the enclosed cover letters and attached Election Form.

Thomson        October 25, 2004

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND

EXECUTIVE OFFICERS OF THOMSON

The directors and executive officers of Thomson and their positions and offices as of October 25, 2004, are set forth in the following table:

Name	Position and Offices Held

Board of Directors

Frank E. Dangeard	Chairman and Chief Executive Officer

Christian Blanc	Director

Eric Bourdais de Charbonnière	Director

Thierry Breton	Director

Catherine Cavallari	Director

Loïc Desmouceaux	Director

Eddy W. Hartenstein	Director

Igor Landau	Director

Pierre Lescure	Director

Didier Lombard	Director

Gérard Meymarian	Director

Paul Murray	Director

Jean de Rotalier	Director

David Roux	Director

Marcel Roulet	Director

Henry P. Vigil	Director

Executive Committee

Charles Dehelly	Senior Executive Vice President, Chief Operating Officer

Lanny Raimondo	Senior Executive Vice President, Digital Content Solutions, Broadcast & Media Solutions and Network Services, in charge of the “TARGET” program

Julian Waldron	Senior Executive Vice President, Chief Financial Officer

Jean-Charles Hourcade	Senior Executive Vice President, Technology Group (which includes Research & Innovation, Patents & Licensing, Integrated Circuits and Thomson Optical Systems)

Ghislain Lescuyer	Executive Vice President, Broadband Access Products

Michael D. O’Hara	Executive Vice President, Consumer Solutions Businesses (which includes Audio/Video, Consumer Solutions (accessories) and Marketing and Sales Services)

Didier Trutt	Senior Executive Vice President, Displays & Components

Marie-Ange Debon	Executive Vice President, Corporate Secretary and General Counsel

Guy Léonard	Executive Vice President, Business Performance (which includes Cash/Spring, Sourcing and Thomson Information Services), in charge of “Quality TQS” program

Tom Carson	Executive Vice President, Marketing & Sales Services

Peter Ho I Chin	Executive Vice President, Sourcing

Brad Kendall	Executive Vice President, Human Resources

Quentin Lilly	Executive Vice President, Technicolor Home Entertainment Services

Jean-Georges Micol	Executive Vice President, Corporate Communications

Béatrix de Russé	Executive Vice President, IP and Licensing

The address of each director and executive officer is: c/o Thomson, 46, quai Alphonse Le Gallo, 92648 Boulogne Cedex, France.

OFFER TO EXCHANGE

OPTIONS UNDER THOMSON’S DECEMBER 18, 2000

AND OCTOBER 12, 2001 OPTION PLANS

TO PURCHASE SHARES, PAR VALUE

€3.75 PER SHARE,

OF

THOMSON

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Bella Jacquet, c/o Thomson, 46, quai Alphonse Le Gallo, 92648 Boulogne Cedex, France.

October 25, 2004